Exhibit  99.1

News Announcement	For Immediate Release

MISONIX NAMES SHARON KLUGEWICZ CHIEF OPERATING OFFICER

Proven C-Suite Executive Brings Extensive Healthcare Industry Experience to New Role

FARMINGDALE, N.Y., (March 4, 2019) – Misonix, Inc. (Nasdaq: MSON) (“Misonix” or the “Company”), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, today announced that Sharon Klugewicz has been appointed Chief Operating Officer.

In this newly created position, Ms. Klugewicz will oversee all aspects of manufacturing, regulatory affairs, quality assurance and research & development. Her appointment reflects Misonix’s focus on driving operational excellence across the business to support accelerating demand for its leading ultrasonic products, while advancing the Company’s goals for continued growth and the enhancement of shareholder value. Ms. Klugewicz will report to Stavros Vizirgianakis, President and CEO of Misonix.

Stavros Vizirgianakis, President and Chief Executive Officer of Misonix stated, “In the first half of fiscal 2019, we undertook a range of initiatives focused on reducing inefficiencies across the business to best position Misonix for the future. We created the Chief Operating Officer position to accelerate the execution of our growth strategy following the successful alignment of our operating infrastructure earlier this year, and are extremely fortunate to have retained an industry executive with Sharon’s extensive record of accomplishments. Sharon brings a wealth of experience that will enhance our ability to execute on our growth strategy as we bring new solutions to market, expand into new geographies, address an increasing number of medical procedures and further leverage our in-house sales team and R&D capabilities. We are confident that Sharon’s operational expertise and business acumen will help ensure that we achieve our goals for sustainable revenue growth and profitability, and that our efforts yield the best possible outcomes for our shareholders.”

Most recently, Ms. Klugewicz served as Chief Quality & Regulatory Affairs Officer at Chembio Diagnostics Systems, as well as President of the Americas, and Chief Operating Officer. During her tenure, Ms. Klugewicz played a critical role in the company’s operational and commercial success, including manufacturing expansion and bringing new products to market. Prior, Ms. Klugewicz spent over twenty years at Pall Corporation, where she served as Sr. Vice President of Global Scientific & Laboratory Services, responsible for the efficient and profitable service delivery of the company’s products and solutions, and as SVP of Global Quality Assurance & Regulatory Compliance of the Life Sciences division, leading regulatory and quality assurance activities across multiple manufacturing sites to support operational efficiency and compliance.

Ms. Klugewicz received a Bachelor of Science degree in Neurobiology from Stony Brook University and obtained a Master of Science in Biochemistry from Adelphi University. She has been a featured speaker at various industry events and is involved in various committees, including the Women in Science & Engineering Committee at Stony Brook University.

Ms. Klugewicz commented, “I am very excited at the opportunity to join Misonix and to be part of a fast-growing company that is leveraging its unique proprietary ultrasonic technology to bring to market medical devices that deliver demonstrated clinical benefits and improve patient outcomes. I look forward to utilizing my range of skills, knowledge and experiences gained across the industry to promote innovation, improved productivity, team building and organizational success, while supporting Misonix’s business goals. I look forward to working with the Board and the Misonix team to lead the company to its next phase of growth and success.”

About Misonix, Inc.

Misonix, Inc. (NASDAQ: MSON) designs, manufactures and markets ultrasonic medical devices for the precise removal of hard and soft tissue, including bone removal, wound debridement and ultrasonic aspiration. Misonix is focused on leveraging its proprietary ultrasonic technology to become the standard of care in operating rooms and clinics around the world. Misonix's proprietary ultrasonic medical devices are used in a growing number of medical procedures, including spine surgery, neurosurgery, orthopedic surgery, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of ultrasonic surgical products that radically improve patient outcomes. Additional information is available on the Company's web site at www.misonix.com.

Contact:

Joe Dwyer	Joseph Jaffoni, Norberto Aja, Jennifer
Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com
631-927-9113

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